Exhibit 99.1

IAC REPORTS Q1 RESULTS

NEW YORK— May 2, 2012—IAC (Nasdaq: IACI) released first quarter 2012 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q1 2012	Q1 2011	Growth
Revenue	$640.6	$460.2	39%

Operating Income Before Amortization	91.3	60.0	52%
Adjusted Net Income	48.1	35.5	35%
Adjusted EPS	0.51	0.37	38%

Operating Income	62.8	37.3	68%
Net Income	34.5	18.1	91%
GAAP Diluted EPS	0.38	0.19	95%

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

•                        Revenue and Operating Income Before Amortization reflect strong double digit growth for the 9th consecutive quarter.

•                        IAC repurchased 5.1 million shares of common stock between January 28, 2012 and April 27, 2012 at an average price of $47.73 per share, or $242.3 million in aggregate.  On May 1, 2012, the Board of Directors authorized the Company to repurchase an additional 10 million shares of common stock.

•                        IAC declared a quarterly cash dividend of $0.12 per share to be paid on June 1, 2012 to stockholders of record as of the close of business on May 15, 2012.

•                        Net income and Adjusted Net Income increased 91% and 35%, respectively, reflecting strong operating performance.

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DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q1 2012	Q1 2011	Growth
	$ in millions
Revenue
Search	$343.2	$233.9	47%
Match	174.3	111.6	56%
Local	77.1	70.9	9%
Media & Other	46.1	44.1	4%
Intercompany Elimination	(0.1)	(0.3)	64%
	$640.6	$460.2	39%
Operating Income Before Amortization
Search	$73.5	$48.9	50%
Match	37.3	25.0	49%
Local	4.0	6.3	-37%
Media & Other	(7.8)	(5.0)	-56%
Corporate	(15.7)	(15.2)	-3%
	$91.3	$60.0	52%
Operating Income (Loss)
Search	$73.5	$48.6	51%
Match	29.9	23.4	28%
Local	3.8	5.8	-35%
Media & Other	(8.4)	(5.3)	-59%
Corporate	(36.0)	(35.3)	-2%
	$62.8	$37.3	68%

*            Beginning with the first quarter of 2012, the Company realigned its reportable segments. The Company has created a new segment called “Local” that includes ServiceMagic, which was previously reported as its own separate segment, and CityGrid Media, which has been moved from the Search segment. In addition, DailyBurn has been moved from the Search segment to the Media & Other segment and Pronto has been moved from the Media & Other segment to the Search segment.  Prior year amounts were reclassified to conform to the current year presentation.  There have been no changes to the Match segment.

Search

Search includes Mindspark, our digital consumer products business consisting of our B2C operations, through which we develop, market and distribute downloadable applications, and our B2B operations, through which we provide customized browser-based applications for software and media companies; destination websites, including Ask.com and Dictionary.com, through which we provide search and additional services; and Pronto, a comparison shopping engine.

Search revenue reflects strong growth from destination websites and Mindspark’s B2B and B2C operations.  The revenue growth in destination websites reflects strong query gains driven primarily by increased marketing and content optimization. The growth in B2B was driven by increased contribution from both existing and new partners.  The increase in B2C revenue reflects strong growth from existing and new products.  Profits were favorably impacted by higher revenue and lower depreciation expense, partially offset by higher cost of acquisition.

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Match

Match Core(1) revenue increased 17% to $108.9 million driven by a 12% increase in subscribers.  Despite strong growth from OkCupid, Match Developing(2) revenue decreased to $16.8 million due to lower subscription revenue from Singlesnet as we have reduced the marketing of this service.  Match Core and Developing revenue collectively increased 13% to $125.6 million.  Meetic(3), consolidated beginning September 1, 2011, had revenue of $48.6 million which was negatively impacted by the write-off of $5.2 million of deferred revenue in connection with its acquisition.

Operating Income Before Amortization, excluding Meetic’s results, increased 44% to $35.9 million.  Operating Income Before Amortization was favorably impacted by higher revenue and lower customer acquisition costs as a percentage of revenue, partially offset by higher operating expenses due to increased headcount.  Profits at Meetic were negatively impacted by the aforementioned write-off of deferred revenue.  Operating income in the current year period reflects an increase of $5.0 million in amortization of intangibles and $0.9 million in non-cash compensation expense due to the acquisition of Meetic.

Local

Local includes ServiceMagic and CityGrid Media.  The increase in revenue reflects strong growth from ServiceMagic domestic and international operations.  ServiceMagic domestic revenue grew due to higher average lead acceptance fees and a 5% increase in service request accepts.  Service request accepts benefited from an increase in service requests, partially offset by lower accepts per service request.  ServiceMagic international revenue grew due to higher average lead acceptance fees and a 14% increase in service request accepts.  CityGrid Media revenue increased slightly as the growth from resellers was offset by a decline from direct sales.  Local profits were negatively impacted by higher cost of revenue and increased operating expenses.

Media & Other

Media & Other includes Electus, CollegeHumor, Notional, Vimeo, DailyBurn, Hatch Labs and Shoebuy.  The increase in revenue primarily reflects strong growth from Vimeo and Electus.  Higher losses reflect increased expenses primarily from CollegeHumor and Vimeo.

Note 1:        Match Core consists of Match.com in the United States, Chemistry and People Media.

Note 2:        Match Developing consists of OkCupid, Singlesnet, mobile-only products and non-Meetic international operations.

Note 3:        Meetic consists of the publicly traded personals company Meetic S.A., which operates principally in Europe.

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OTHER ITEMS

Equity in losses of unconsolidated affiliates in Q1 2012 primarily reflects losses related to our investment in The Newsweek Daily/Beast Company, which, following the formation of the joint venture with Harman Newsweek on January 31, 2011, has been accounted for as an equity method investment.  Equity in losses of unconsolidated affiliates in Q1 2011 primarily reflects losses related to our investment in The Newsweek/Daily Beast Company partially offset by income related to our investment in Meetic.

The effective income tax rates for continuing operations and Adjusted Net Income in Q1 2012 were 47% and 42%, respectively.  The effective rates were higher than the statutory rate of 35% due principally to an increase in reserves for and interest on income tax contingencies and state taxes, partially offset by foreign income taxed at lower rates.  The effective income tax rates for continuing operations and Adjusted Net Income in Q1 2011 were 44% and 39%, respectively. The effective rates were higher than the statutory rate of 35% due principally to interest on income tax contingencies and state taxes, partially offset by foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

During Q1 2012, IAC repurchased 4.9 million common shares at an average price of $45.50 per share.  As of March 31, 2012, IAC had 82.2 million common and class B common shares outstanding.  IAC may purchase shares over an indefinite period of time on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.  As of April 27, 2012, the Company had 1.8 million shares remaining in its stock repurchase authorization. On May 1, 2012, the Board of Directors authorized the Company to repurchase an additional 10 million shares of common stock.

IAC’s Board of Directors declared a regular quarterly cash dividend of $0.12 per share of common and Class B common stock outstanding with a record and payable date of May 15, 2012 and June 1, 2012, respectively.

During Q1 2012, the Company received cash proceeds of $82.9 million and issued 2.9 million shares in connection with the exercise of warrants.  Two tranches of warrants, which as of April 27, 2012 represented 7.5 million shares, will expire on May 7, 2012 if not exercised.  Holders of the warrants, at their option, can exercise the warrants on a cash or cashless basis.

As of March 31, 2012, IAC had $775.6 million in cash, cash equivalents and marketable securities and $95.8 million in debt of which $15.8 million is short-term.

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OPERATING METRICS

	Q1 2012	Q1 2011	Growth

SEARCH
Revenue by Traffic Source (a)
Proprietary	82%	74%
Network	18%	26%

MATCH
Paid Subscribers (000s)
Core	1,797	1,600	12%
Developing	267	324	-18%
Meetic (b)	757	—
Total Paid Subscribers	2,821	1,924	47%

SERVICEMAGIC
Domestic Service Requests (000s) (c)	1,618	1,377	18%
Domestic Accepts (000s) (d)	2,031	1,937	5%
International Service Requests (000s) (c)	186	185	1%
International Accepts (000s) (d)	247	217	14%

(a)       Proprietary includes B2C operations and destination websites. Network includes B2B operations, distributed search and sponsored listings.

(b)       Meetic, consolidated beginning September 1, 2011, had 872 thousand subscribers in the prior year period.

(c)        Fully completed and submitted customer service requests on ServiceMagic.

(d)       The number of times service requests are accepted by service professionals. A service request can be transmitted to and accepted by more than one service   professional.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	4/27/12	Dilution at:

Share Price			$49.06	$50.00	$55.00	$60.00	$65.00

Absolute Shares as of 4/27/12	81.7		81.7	81.7	81.7	81.7	81.7

RSUs and Other	5.3		5.3	5.3	5.2	5.0	4.9
Options	11.8	$30.59	4.5	4.6	5.2	5.8	6.2
Warrants (1)	7.5	$26.95	3.4	3.4	3.8	4.1	4.4

Total Dilution			13.2	13.4	14.2	14.9	15.5
% Dilution			13.9%	14.1%	14.8%	15.4%	16.0%
Total Diluted Shares Outstanding			94.9	95.1	95.9	96.6	97.2

(1)       On May 7, 2012 two tranches of warrants representing 7.5 million shares will expire. One of the tranches, representing 7.3 million shares, has an exercise price of $26.86 per share. The other tranche, representing 0.1 million shares, has an exercise price of $31.75 per share.

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q1 financial results on Wednesday, May 2, 2012, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

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GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended March 31,
	2012	2011

Revenue	$640,600	$460,213
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	223,571	172,718
Selling and marketing expense	219,838	140,250
General and administrative expense	91,788	76,291
Product development expense	23,482	17,722
Depreciation	12,115	13,439
Amortization of intangibles	7,041	2,457
Total costs and expenses	577,835	422,877
Operating income	62,765	37,336
Equity in losses of unconsolidated affiliates	(5,901)	(1,879)
Other income, net	1,409	752
Earnings from continuing operations before income taxes	58,273	36,209
Income tax provision	(27,120)	(16,041)
Earnings from continuing operations	31,153	20,168
Earnings (loss) from discontinued operations, net of tax	3,684	(1,948)
Net earnings	34,837	18,220
Net earnings attributable to noncontrolling interests	(359)	(150)
Net earnings attributable to IAC shareholders	$34,478	$18,070

Per share information attributable to IAC shareholders:
Basic earnings per share from continuing operations	$0.37	$0.22
Diluted earnings per share from continuing operations	$0.34	$0.21

Basic earnings per share	$0.42	$0.20
Diluted earnings per share	$0.38	$0.19

Dividends declared per common share	$0.12	$—

Non-cash compensation expense by function:
Cost of revenue	$1,724	$1,082
Selling and marketing expense	1,122	1,035
General and administrative expense	17,117	16,400
Product development expense	1,503	1,644
Total non-cash compensation expense	$21,466	$20,161

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IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2012	2011
ASSETS

Cash and cash equivalents	$624,096	$704,153
Marketable securities	151,549	165,695
Accounts receivable, net	181,804	177,030
Other current assets	120,200	112,255
Total current assets	1,077,649	1,159,133

Property and equipment, net	255,701	259,588
Goodwill	1,356,183	1,358,524
Intangible assets, net	372,960	378,107
Long-term investments	206,953	173,752
Other non-current assets	83,032	80,761
TOTAL ASSETS	$3,352,478	$3,409,865

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term debt	$15,844	$—
Accounts payable, trade	58,400	64,398
Deferred revenue	145,916	126,297
Accrued expenses and other current liabilities	304,627	343,490
Total current liabilities	524,787	534,185

Long-term debt, net of current maturities	80,000	95,844
Income taxes payable	455,312	450,533
Deferred income taxes	312,209	302,213
Other long-term liabilities	16,023	16,601

Redeemable noncontrolling interests	57,927	50,349

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	238	234
Class B convertible common stock	16	16
Additional paid-in capital	11,390,661	11,280,173
Accumulated deficit	(443,307)	(477,785)
Accumulated other comprehensive income (loss)	18,453	(12,443)
Treasury stock	(9,110,193)	(8,885,146)
Total IAC shareholders’ equity	1,855,868	1,905,049
Noncontrolling interests	50,352	55,091
Total shareholders’ equity	1,906,220	1,960,140
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,352,478	$3,409,865

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IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2012	2011

Cash flows from operating activities attributable to continuing operations:
Net earnings	$34,837	$18,220
Less: (earnings) loss from discontinued operations, net of tax	(3,684)	1,948
Earnings from continuing operations	31,153	20,168
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Non-cash compensation expense	21,466	20,161
Depreciation	12,115	13,439
Amortization of intangibles	7,041	2,457
Deferred income taxes	3,129	6,374
Equity in losses of unconsolidated affiliates	5,901	1,879
Gain on sales of investments	(1,764)	(846)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(10,537)	(13,711)
Other current assets	(8,950)	(1,008)
Accounts payable and other current liabilities	(34,991)	(13,714)
Income taxes payable	10,843	(195)
Deferred revenue	19,622	14,263
Other, net	4,022	4,625
Net cash provided by operating activities attributable to continuing operations	59,050	53,892
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(10,267)	(48,269)
Capital expenditures	(9,633)	(8,294)
Proceeds from maturities and sales of marketable debt securities	18,343	190,936
Purchases of marketable debt securities	(10,012)	(98,484)
Proceeds from sales of investments	8,058	7,829
Purchases of long-term investments	(470)	(604)
Other, net	(8,253)	40
Net cash (used in) provided by investing activities attributable to continuing operations	(12,234)	43,154
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(222,863)	—
Issuance of common stock, net of withholding taxes	99,212	(1,081)
Dividends	(10,573)	—
Excess tax benefits from stock-based awards	6,477	9,680
Other, net	22	20
Net cash (used in) provided by financing activities attributable to continuing operations	(127,725)	8,619
Total cash (used in) provided by continuing operations	(80,909)	105,665
Total cash used in discontinued operations	(368)	(1,047)
Effect of exchange rate changes on cash and cash equivalents	1,220	1,878
Net (decrease) increase in cash and cash equivalents	(80,057)	106,496
Cash and cash equivalents at beginning of period	704,153	742,099
Cash and cash equivalents at end of period	$624,096	$848,595

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2012	2011
Net cash provided by operating activities attributable to continuing operations	$59.1	$53.9
Capital expenditures	(9.6)	(8.3)
Free Cash Flow	$49.4	$45.6

For the three months ended March 31, 2012 consolidated Free Cash Flow increased primarily due to higher Operating Income Before Amortization partially offset by the timing of bonus payments, higher income tax payments and higher capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended March 31,
	2012	2011
Net earnings attributable to IAC shareholders	$34,478	$18,070
Non-cash compensation expense	21,466	20,161
Amortization of intangibles	7,041	2,457
Gain on sale of VUE interests and related effects	547	1,541
Discontinued operations, net of tax	(3,684)	1,948
Impact of income taxes and noncontrolling interests	(11,739)	(8,665)
Adjusted Net Income	$48,109	$35,512

GAAP Basic weighted average shares outstanding	82,801	89,081
Options, warrants and RSUs, treasury method	8,917	4,595
GAAP Diluted weighted average shares outstanding	91,718	93,676
Options, warrants and RSUs, treasury method not included in diluted shares above	—	—
Impact of RSUs	3,289	3,272
Adjusted EPS shares outstanding	95,007	96,948

Diluted earnings per share	$0.38	$0.19

Adjusted EPS	$0.51	$0.37

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.  The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended March 31, 2012
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$73.5	$—	$—	$73.5
Match (a)	37.3	(0.9)	(6.5)	29.9
Local	4.0	—	(0.2)	3.8
Media & Other	(7.8)	(0.2)	(0.4)	(8.4)
Corporate	(15.7)	(20.3)	—	(36.0)
Total	$91.3	$(21.5)	$(7.0)	$62.8

(a) Includes the results of Meetic
Meetic	$1.4	$(0.9)	$(6.2)	$(5.8)

Supplemental: Depreciation
Search	$3.3
Match	3.5
Local	2.8
Media & Other	0.4
Corporate	2.1
Total depreciation	$12.1

	For the three months ended March 31, 2011
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$48.9	$(0.1)	$(0.2)	$48.6
Match	25.0	—	(1.6)	23.4
Local	6.3	—	(0.5)	5.8
Media & Other	(5.0)	—	(0.2)	(5.3)
Corporate	(15.2)	(20.0)	—	(35.3)
Total	$60.0	$(20.2)	$(2.5)	$37.3

Supplemental: Depreciation
Search	$6.2
Match	2.3
Local	2.2
Media & Other	0.5
Corporate	2.3
Total depreciation	$13.4

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IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, and (4) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) income or loss effects related to IAC’s former passive ownership in VUE, (5) the reversal of a deferred tax liability associated with our 27% investment in Meetic, (6) the mark-to-market loss recorded upon achieving control of Meetic, (7) one-time items, and (8) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sale of IAC’s interests in VUE, an internal restructuring and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

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IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable.  These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units and performance-based RSUs.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for stock options and restricted stock units, are included on a treasury method basis, and for performance-based RSUs are included on a treasury method basis once the performance conditions are met.  We view the true cost of our restricted stock units and performance-based RSUs as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of restricted stock units and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of intangibles (including impairment of intangibles, if applicable) and goodwill impairment (if applicable) are non-cash expenses relating primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, technology and supplier agreements, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable are not ongoing costs of doing business.

Income or loss effects related to IAC’s former passive ownership in VUE are excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, which was sold for a gain in 2005, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.

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OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

Contact Us

IAC Investor Relations

Nick Stoumpas / Bridget Murphy

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Justine Sacco

(212) 314-7470 / (212) 314-7326

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 Fax (212) 314-7309 http://iac.com

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